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                                                                    EXHIBIT 10.7
                      LIMITED LIABILITY COMPANY AGREEMENT


                                TABLE OF CONTENTS

                                                                 Page

                                    ARTICLE 1
                               General Provisions

      Section 1.01. Definitions....................................1
      Section 1.02. Establishment of Limited Liability Company.....2
      Section 1.03. Name of Limited Liability Company..............3
      Section 1.04. Principal Business Office of the Company.......3
      Section 1.05. Registered Office of the Company...............3
      Section 1.06. Registered Agent of the Company................3
      Section 1.07. Members........................................3
      Section 1.08. Certificate of Formation.......................3

                                    ARTICLE 2
                            Operation of the Company

      Section 2.01. Purpose........................................4
      Section 2.02. Powers.........................................4
      Section 2.03. Management.....................................4
      Section 2.04. Activities of the Company......................6
      Section 2.05. Other Business.................................8
      Section 2.06. Rights and Duties of the Managers..............9
      Section 2.07. Officers......................................11
      Section 2.08. Limited Liability.............................11

                                    ARTICLE 3
                              Certain Distributions

      Section 3.01. Certain Contributions.........................11
      Section 3.02. Additional Contributions......................13
      Section 3.03. Allocation of Profits and Losses..............13


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      Section 3.04. Costs.........................................14

                                    ARTICLE 4
                           Books, Records and reports

      Section 4.01. Books and Records............................15
      Section 4.02. Reports......................................15
      Section 4.03. Tax Matters..................................15
      Section 4.04. Tax Returns and Other Elections..............16


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                                    ARTICLE 5
                         Exculpation and Indemnification

      Section 5.01. Exculpation and Indemnification..............16

                                    ARTICLE 6
                        Alienation of Membership Interest

      Section 6.01. Assignments..................................17
      Section 6.02. Resignation or Retirement....................18
      Section 6.03. Admission of Additional Members..............18

                                    ARTICLE 7
                                   Dissolution

      Section 7.01. Dissolution..................................18
      Section 7.02. Waiver of Partition; Nature of Interest......18
      Section 7.03. Benefits of Agreement; No Third-party Rights.19
      Section 7.04. Severability of Provisions...................19
      Section 7.05. Entire Agreement.............................19
      Section 7.06. Binding Agreement............................19
      Section 7.07. Governing Law................................19
      Section 7.08. Notices......................................19
      Section 7.09. Effectiveness................................19
      Section 7.10. Rules of Construction........................19
      Section 7.11. Execution by Company.........................20
      Section 7.12. Counterparts.................................20


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                                                                    EXHIBIT 10.7

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                  WW FOODS, LLC

      This agreement (hereinafter the "LLC Agreement") by and between H. J. Heinz Company ("Heinz"), a Pennsylvania corporation, and Weight Watchers International, Inc. ("Weight Watchers"), a Virginia corporation, with their offices located at 600 Grant Street, Pittsburgh, Pennsylvania 15219 and 175 Crossways Parkwest, Woodbury, New York 11797, respectively, or their respective permitted successors and assigns from time to time (collectively, the "Members").

      WHEREAS, pursuant to the Recapitalization and Stock Purchase Agreement among Weight Watchers and Heinz and Artal International S.A. dated July ___, 1999 (the "Principal Agreement"), Weight Watchers and Heinz shall jointly establish WW Foods, LLC (the "Company") with each party contributing US$2,500 in exchange for a Member's certificate issued by the Company representing fifty percent (50%) of the limited liability company interest in the Company; and

      WHEREAS, the Company shall be hereby established as a limited liability company pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the "Act") (6del.c.ss.18-101, et seq.); and

      WHEREAS, the parties desire to hereby establish the Company and the terms and conditions governing the business and operations of the Company.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto intending to be legally bound agree as follows:

                                    ARTICLE

                               GENERAL PROVISIONS

SECTION .0. Definitions. For purposes of this LLC Agreement:
      "Administrative Manager" shall mean, ProMark International, Inc., or its duly appointed successor as Administrative Manager hereunder.


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      "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, or controlled by, or under direct or indirect common control (that is, ownership of greater than 50% of the voting securities) of, such Person. "Affiliated with" shall have correlative meaning.

      "Associated Food Trademarks" shall mean all Food & Beverage Trademarks the transfer of which cannot be recorded prior to the closing under the Principal Agreement because of required association under the laws of a particular jurisdiction.

"Covered Persons" shall have the meaning set forth in Section 5.01.
      "Custodial Trademarks" shall mean the Associated Food Trademarks, the Non-Recognition Food Trademarks, the Non-Transferable Food Applications, and those portions of the Multiclass Trademarks in Food Classes.

      "Effective Date" shall mean the day and year first above written.

      "First Quality Control Manager" shall mean the individual appointed by Heinz identified in Schedule A hereto, or such Person's duly appointed successor as First Quality Control Manager hereunder.

      "Food & Beverage Trademarks" shall mean all registered trademarks, trademark applications, and common law trademarks covering food and beverage product, falling in or that would fall within any Food Class, owned by Weight Watchers and the Companies as defined in the Principal Agreement as of the Effective Date.

      "Food Classes" shall mean International Classes 1, 5, 29, 30, 31, 32, and 33 (or comparable classes) in relation to food and beverage products.

      "Food Trademarks" shall mean the Formation Trademarks and New Food Trademarks.

      "Formation Trademarks" shall mean all Food & Beverage Trademarks less all Weight Watchers Retained Trademarks, Parent Retained Trademarks, and any "Weight Watchers From Heinz' trademarks.

      "Lien" shall mean any mortgage, lien, pledge, charge, conditional assignment as security, security interest, encumbrance or adverse claim of any kind, or any other type of preferential arrangement that has a practical effect of creating a security interest.


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      "Managers" shall mean the managers of the Company from time to time duly appointed and acting hereunder.

      "Multiclass Trademarks" shall mean all Food & Beverage Trademarks consisting of registrations or applications for registration in multiple registration classes, where such classes include both Food Classes and other classes.

      "New Food Trademarks" shall mean all new common law trademarks, trademark applications, and trademark registrations that may be acquired by or contributed to the LLC from time to time.

      "Non-Recognition Food Trademarks" shall mean all Food & Beverage Trademarks in jurisdictions where the local law or regulatory authority does not permit, or will not recognize the validity of, ownership of trademarks by a limited liability corporation or an entity that owns but does not use the trademarks (use is by a licensee or a permitted or registered user).

      Non-Transferable Food Applications" shall mean all Food & Beverage Trademarks that are pending applications or intent-to-use applications in jurisdictions where the local law or regulatory authority does not permit, or will not recognize the validity of, an assignment or transfer of such applications.

"Officers" shall have the meaning set forth in Section 2.07.
      "Parent Retained Trademarks" shall mean certain Food & Beverage Trademarks to be transferred by Weight Watchers to Heinz and to be retained by Heinz, as identified in Schedule 8.1 of the Principal Agreement.

      "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

      "Program Information" shall mean the terminology used in connection with the Weight Watchers Program, such information owned by Weight Watchers as is reasonably necessary to develop, manufacture, market and distribute food and beverage products in accordance with such Weight Watchers Program and to calculate Points(R) or other measurements relating thereto, as well as those trademarks owned by Weight Watchers and used to identify such terminology and Weight Watchers Program, as such Weight Watchers Program may exist from time to time


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      "Program Information Trademarks" shall mean trademarks owned by Weight
Watchers and used to identify such terminology and Weight Watchers Program, as such Weight Watchers Program may exist from time to time.

      "Quality Control Managers" means the First Quality Control Manager and the Second Quality Control Manager, collectively.

      "Quality Control Requirements" shall have the meaning set forth in Section 2.06(c).

      "Second Quality Control Manager" shall mean the individual appointed by Weight Watchers identified in Schedule [ ] hereto, or such Person's duly appointed successor as Second Quality Control Manager hereunder.

      "Weight Watchers Program" shall mean current and future eating or lifestyle regimens employed, designed, marketed or adopted by or on behalf of Weight Watchers or Weight Watchers Affiliates to facilitate weight loss or weight control throughout the world under the Weight Watchers trademark or servicemark.

      "Weight Watchers Retained Trademarks" shall mean all Associated Food Trademarks, Non-Recognition Food Trademarks, Non-Transferable Food Applications, Multiclass Trademarks, and Program Information Trademarks.

SECTION 1.02. Establishment of Limited Liability Company. Heinz and Weight Watchers, by execution of this LLC Agreement on the date above written, hereby establish WW Foods, LLC, the Company, a limited liability company pursuant to and in accordance with the provisions of the Act, with each party contributing US$2,500 in exchange for a Members certificate issued by the Company representing fifty percent (50%) of the limited liability company interest in the Company.
SECTION .03. Name of Limited Liability Company. The name of the limited liability company formed hereby is WW Foods, LLC.
SECTION .04. Principal Business Office of the Company. The principal business office of the Company shall be located at Suite 510, 877 West Main Street, Boise, Idaho 83702, Attention: Robert Yoshida, or such other location as may hereafter be determined by the Administrative Manager.
SECTION .05. Registered Office of the Company. The address of the registered office of the Company in the State of Delaware is c/o CT Corporation.
SECTION .06. Registered Agent of the Company. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is CT Corporation.
SECTION .07. Members. () Schedule C hereto contains the address of each Member as of the date of


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this LLC Agreement. Schedule C shall be revised by the Administrative Manager from time to time to reflect the admission or withdrawal of a Member, the transfer or assignment of interests in the Company and other modifications to or changes in the information set forth therein, all in accordance with the terms of this LLC Agreement. The Members' certificates received by the Members are in the form set forth in Schedule D hereto. Such certificates are fully paid and nonassessable except as otherwise set forth in this LLC Agreement.
() Subject to Sections 2.03(f) and 2.04(a), the Members may act by written consent.
SECTION .08. Certificate of Formation. Dean A. Bierkan is hereby designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on September 15, 1999. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an "authorized person" ceased, and the Administrative Manager thereupon became a designated "authorized person" and shall continue as a designated "authorized person" within the meaning of the Act. ARTICLE

                            OPERATION OF THE COMPANY

SECTION .0. Purpose. The purpose for which the Company is formed is to engage in the following activities:

            () Ownership, Control and Preservation of Food Trademarks and Program Information. The Company is established for the purpose of owning, controlling and preserving the Food Trademarks, controlling and preserving the Custodial Trademarks, granting rights in and preserving the Program Information, [and exercising such rights respecting use of the Program Information Trademarks as may be delegated to it by Weight Watchers as the owner and licensor thereof]. In connection with the foregoing, the Company shall be responsible for maintaining or renewing registrations, and for filing and prosecuting new and existing applications worldwide, for the Food Trademarks.

            () Food Trademark and Program Information Licensing. The Company, by or through the Administrative Manager on behalf of the Company, shall enter into license agreements with the Members in the form attached hereto as Exhibits I and II . The Company, by or through the Administrative Manager on behalf of the Company, may perform and administer such agreements and execute all documents, agreements or certificates contemplated thereby or related thereto, all without any further act, vote or approval of the Members.


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            () Quality Control of Custodial Trademarks. The Company, by and
      through the Administrative Manager on behalf of the Company, shall and hereby does accept from Weight Watchers the delegation of certain rights and obligations of Weight Watchers regarding quality control of the Custodial Trademarks (as specified in the license running from Weight Watchers to Heinz regarding the use thereof), [and regarding use of the Program Information Trademarks (as specified in the license thereto granted to the Company by Weight Watchers and attached hereto as Exhibit
      II)], which rights and obligations shall be exercised by the Company in the manner specified in Sections 2.06(c) and (d) below.

SECTION .0. Powers. Subject to Section 2.04(a), the Company (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 2.01 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.
SECTION .0. Management.
      () Managers. On the Effective Date, the Administrative Manager, the First Quality Control Manager and the Second Quality Control Manager shall become Managers of the Company. Each Manager shall be appointed in accordance with this
Section 2.03. The initial Managers (and any successor Managers duly appointed hereunder) shall indicate acceptance of appointment as a Manager hereunder by execution of a counterpart of this LLC Agreement or by delivery to the Company of a letter indicating such acceptance in substantially the form attached hereto as Schedule [ ]. Each Manager shall hold office until a successor is selected and qualified or until such Manager's earlier death, resignation or, subject to
Section 2.03(d), removal. The business, property and affairs of the Company shall be managed solely by or under the direction of the Managers, as and to the extent set forth in this Section 2.03. The Members (in their capacity as members of the Company) shall have no power or authority with regard to the management of the business and affairs of the Company in any respect except as may be specified in this LLC Agreement, and the Members (in their capacity as members of the Company) shall have no authority to act for or bind the Company.

      () Powers. Subject to Section 2.04(a), the Managers shall collectively have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.01, including all powers, statutory or otherwise, provided, however, that the Quality Control Managers shall have the power to act on behalf of the Company solely in respect of the matters referred to in Sections 2.06(c) and (d), and the Administrative Manager shall have the power to act on behalf of the Company solely in respect of all other matters as to which the Managers have the power to act. Subject to the foregoing and to Sections 2.01 and 2.04(a), each Manager has the authority individually to bind the Company.


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      () Compensation of the Administrative Manager. The Administrative Manager
shall be entitled to annual compensation for its services pursuant to a management agreement to be entered into by the Company and the Administrative Manager, in the form annexed hereto as Schedule F . The Quality Control Officers shall not be entitled to any compensation for their services, subject to Article 5 below.

      () Removal of Managers; Appointment of Successors.

            () For a period of eighteen (18) months following the Effective Date, the Administrative Manager may be removed at any time () by any Member, for failure to perform its duties or for other cause, and () by the owners of a majority of the ownership interests in the Company at any time, with or without cause. Thereafter, the Administrative Manager may be removed at any time by any Member for any reason or no reason, with or without cause. Any vacancy caused by any such removal, or by the death or resignation of the Administrative Manager, may be filled by the owners of a majority of the ownership interests in the Company; provided, however, that if the owners of a majority of the ownership interests in the Company, following good faith consultation, are unable to agree upon the appointment of a successor within ninety (90) days following the removal, death or resignation of the Administrative Manager, until such time as such owners are able to agree upon the appointment of a successor, the powers of the Administrative Manager shall be exercised on an interim basis by a law firm of national reputation having expertise in relevant areas of trademark law that is not in an attorney-client relationship with any Member. Such law firm shall be appointed by the owners of a majority of the ownership interests in the Company or, if they are unable to agree, by the Executive Director of the International Trademark Association or such other person as he or she may designate to make such appointment. In all events, the Administrative Manager shall hold office until an interim or successor Administrative Manager has been appointed and has accepted such appointment.

            () The First Quality Control Manager may be removed by Heinz, with or without cause, at any time. Any vacancy caused by any such removal, or by the death or resignation of the First Quality Control Manager, may be filled by Heinz.

            () The Second Quality Control Manager may be removed by Weight Watchers, with or without cause, at any time. Any vacancy caused by any such removal, or by the death or resignation of the Second Quality Control Manager, may be filled by Weight Watchers.

() Managers as Agents. To the extent of their respective powers set forth herein and subject to


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Section 2.04(a), Managers are agents of the Company for the purpose of the
Company's business, and the actions of the Managers taken in accordance with the powers set forth herein shall bind the Company.
      () Amendment of LLC Agreement. Neither the Members nor the Managers shall amend, alter, change or repeal any of Sections 1.01 and Articles 2-7. The Managers shall have no duty or obligation to approve any amendment or other modification of this LLC Agreement which affects the rights, duties or immunities of the Managers.

SECTION .0. Activities of the Company. () The Company shall not engage in any business or investment activities other than the ownership, control and preservation of the Food Trademarks, the control and preservation of the Custodial Trademarks, the preservation of the Program Information, and the licensing of Food Trademarks and Program Information, [and the exercise of such rights respecting use of the Program Information Trademarks as may be delegated to it by Weight Watchers as the owner and licensor thereof]; provided that the Company, by or through the Administrative Manager on behalf of the Company, may make temporary investments of funds to provide for anticipated expenses in the upcoming year in instruments with maturities of no longer than one year, including certificates of deposit, securities issued by the United States or its instrumentalities, and investments of similar liquidity and quality. Notwithstanding any other provision of this LLC Agreement, the Company (by or through the Administrative Manager or otherwise) shall not execute any instrument, assignment, deed of transfer or any other form of document transferring or purporting to transfer ownership of any Food Trademark or Custodial Trademark to or from the Company before providing each Member with an authentic copy (and translation, where appropriate) of any such instrument, assignment, deed of transfer or other form of document, and providing each Member with a reasonable opportunity to review and comment thereupon. The Company acting by or through the Administrative Manager, shall give due and deliberate consideration to the comments of the Members regarding such instrument, assignment, deed of transfer, or other form of document, but shall in all events be entitled to rely upon the advice of counsel to the Company (which, for purposes of such reliance, shall not also be employed by or acting as counsel to either Member) in determining whether to execute any such instrument, assignment, deed of transfer, or other form of document.
      () The Members shall cause the Company to operate separately and independently from any other party and be the sole owner of its properties. Without limiting the generality of the foregoing and notwithstanding any other provision of this LLC Agreement, the Company shall, and the Managers shall cause the Company to:

            () act solely in its own name and through its own agents;

            () maintain its own separate books, records and financial statements, which shall be


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      audited annually by certified public accountants of nationally recognized standing at the request of either Member, who shall bear the cost thereof;

            () maintain a place of business separate from that of the Members and maintain its own separate bank accounts;

            () maintain its assets, investments and funds in its own name and separately from those of any other party;

            () incur liability solely in the ordinary course of its activities;

            () not borrow money;

            () not incur any liabilities that are guaranteed by any third party;

            () not acquire obligations or securities of, or make loans or advances to any Member, or any affiliate, licensee or franchisee thereof;

            () not enter into any future business transactions with the Members not expressly contemplated herein;

            () not consolidate or merge with or into any Person, or convey, transfer or lease the properties and assets of the Company substantially as an entirety to any Person, or permit any Person to consolidate or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company;

            () not dissolve, liquidate or wind-up the Company;

          (xii) at all times hold itself out to the public (including, without limitation, any creditors of any Member or any of their Affiliates) under the Company's own name and as a separate and distinct legal entity from the Members, any of their Affiliates or any other Person;

          (xi) allocate and apportion fairly any overhead (including cost of office space, utilities and routine services, if any) or other expenses (including employee salaries and benefits) shared between the Company and any other Person, if any, provided, however, that this principle shall not be used to alter or vary the terms of the Management Agreement with the initial Administrative Manager or any successor agreement thereto;


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            (x) use its own stationery, invoices and checks;

            (x) correct any known misunderstanding regarding its separate identity;

            (xi) maintain adequate capital in light of its contemplated business purposes;

            (xi) to the fullest extent permitted by law, not institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company's inability to pay its debts generally as they become due, or take any corporate or other action in furtherance of any such action at any time when the Company is able to pay its debts generally as they become due; and

            (xi) not transfer, encumber or dispose of any right, title or interest in or to any of the Food Trademarks, Custodial Trademarks or of rights in the Program Information or attempt to take any of such actions, except as expressly permitted by this LLC Agreement, and not grant any right, license or consent to use any of the Food Trademarks, Custodial Trademarks or Program Information to any Person who is not a Member.

SECTION .0. Other Business. Subject to the provisions of any other agreement between or among them or between any Member and the Company, the Members and any of their Affiliates may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this LLC Agreement. SECTION .0. Rights and Duties of the Managers. () To the fullest extent permitted by Section 18-1101(c) of the Act, the Managers shall consider only the interests of the Company in acting on the matters referred to in Sections 2.03(b), 2.03(f), 2.04(a), 2.06(c) and 2.06(d); provided, however, that the Company shall also consider the interests of Weight Watchers in exercising those rights and obligations delegated to it by Weight Watchers concerning the Custodial Trademarks [and Program Information Trademarks]. No resignation or retirement of an Administrative Manager, and no appointment of a successor Administrative Manager, shall be effective until the successor Administrative Manager shall have accepted appointment by executing a copy of the appointment letters attached in Schedule G. All right, power and authority of


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the Managers shall be limited to the extent necessary to exercise those rights and perform those duties of the respective Managers specifically set forth in this LLC Agreement. Notwithstanding any other provision of this LLC Agreement, in exercising their rights and performing their duties under this LLC Agreement each of the Managers is authorized, at the expense of the Company, to consult with and rely upon the advice of counsel, and in relying upon such advice the Managers shall be conclusively presumed to have acted in good faith.
      () Each Manager who accepts the rights and authority of a Manager under this LLC Agreement pursuant to Section 2.03(a) agrees to perform and discharge the duties and obligations of such Manager under this LLC Agreement, and, in the case of the Administrative Manager, further agrees that such rights, authorities, duties and obligations under this LLC Agreement shall continue until his successor as Administrative Manager or any interim Administrative Manager has accepted appointment in accordance with this LLC Agreement.

      () The Quality Control Managers shall have sole responsibility on behalf of the Company with respect to setting and monitoring compliance with appropriate standards for the use of the Food Trademarks, Custodial Trademarks and [Program Information Trademarks] ("Quality Control Requirements"), as set forth in Schedule H hereto, as well as for the enforcement of Quality Control Requirements against licensees of the Company. Subject to the provisions of
Section 2.06(d) below, and the terms of any license between the Company and any licensee, (or, with respect to the Custodial Trademarks, the terms of any license between the Members) either Quality Control Manager may take on behalf of the Company such actions as he deems necessary or appropriate to assure compliance with Quality Control Requirements, including, without limitation, the retention of counsel or other professionals, and the commencement of legal action on behalf of the Company. If both Quality Control Managers agree upon the propriety of the commencement of legal action, the expenses relating thereto (including attorneys' fees) shall be borne by the Company and shared equally by the Members; if both Quality Control Managers do not agree, the expenses (including attorneys' fees) shall be borne exclusively by the Member having the right to appoint the Quality Control Manager determining to commence legal action.

      () In the event a Quality Control Manager identifies a failure to comply with Quality Control Requirements, such Quality Control Manager (the "Notifying Manager") shall promptly notify the other Quality Control Manager and each Member of the details of such failure. The Notifying Manager shall, to the greatest extent possible consistent with protection of the Food Trademarks, Custodial Trademarks, and [Program Information Trademarks], initially endeavor to cause such failure to be rectified through voluntary action on the part of the non-complying party and shall confer promptly and in good faith with the other Quality Control Manager concerning the nature of the failure to comply and the measures that would be sufficient to cure the failure to comply, if any. If such failure


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to comply is, in the reasonable judgment of the Notifying Manager, susceptible to cure but is not cured within thirty (30) days of receipt of notice by the other Quality Control Manager, then the Notifying Manager may, after further consultation with the other Quality Control Manager, take such other action as may be available to the Company pursuant to the terms of any relevant license agreement with respect to enforcement of Quality Control Requirements as the Notifying Manager, in his sole reasonable judgment (exercised pursuant to the provisions of Section 2.06(a) above), deems necessary or appropriate to protect and preserve the value of the Food Trademarks, Custodial Trademarks and the [Program Information Trademarks]; provided, however, that the Notifying Manager shall not cause the Company to commence any legal proceeding concerning such failure to comply if the failure is susceptible to cure and any Member can demonstrate that (i) substantial, good faith efforts have been made to cure the failure, (ii) the failure is reasonably likely to be cured within a period of time reasonable in relation to the nature of the failure, and (iii) neither the Food Trademarks, Custodial Trademarks nor the [Program Information Trademarks] will be materially damaged if an additional period of time to achieve cure is allowed. In no event shall any Quality Control Manager, without the written approval of the other Quality Control Manager, commence any legal proceeding or take any action of any nature on behalf of the Company seeking monetary damages of any nature from any Member or Affiliate of a Member or licensee or sublicensee thereof relating to any failure to comply with any Quality Control Requirement. In exercising their powers under this provision, neither Quality Control Manager shall contend that the continued sale of any product, or of any product substantially similar in quality to a comparable product, that was sold by any Member, its Affiliates or their respective licensees or sublicensees as of the Effective Date fails to comply with the Quality Control Requirements.

      () Each Manager agrees, solely in such Manager's capacity as a creditor of the Company on account of any indemnification or other payment owing to such Manager by the Company, not to petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, acquiesce in any such event, or order or acquiesce in the ordering of the winding up or liquidation of the affairs of the Company.
SECTION .0. Officers. The Administrative Manager may, from time to time as he deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the "Officers") and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Administrative Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties of the Administrative Manager that are normally associated with that office. Any delegation pursuant to this Section 2.07 may be revoked at any time by the Administrative Manager. An Officer may be removed as an Officer with or without cause by the Administrative Manager.
SECTION .0. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members nor any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being or acting as a Member or a Manager of the Company.

                                     ARTICLE

                              CERTAIN DISTRIBUTIONS

SECTION .0. Certain Distributions. () Simultaneously with the execution hereof,
() Heinz shall transfer and assign its entire interest in the Formation Trademarks to the Company, and () Weight Watchers shall execute the license attached hereto as Schedule [ ] conveying rights in the Program Information to the Company and shall deliver to the Company, pursuant to such license, such documents and other materials as may be necessary for the Company to exercise its rights with regard to all material Program Information existing at such time.
      () Heinz represents and warrants to the Company that the transfer and assignment of the Formation Trademarks accomplished pursuant to Section 3.01(a) above will be accomplished and completed as necessary to effectuate the valid assignment of the Formation Trademarks to the Company, and that it will cause such assignments to be duly and properly recorded in any jurisdiction where such recordation is allowed.

      () Each of the Members respectively represents, warrants and agrees on the date hereof as follows:

            () Such Member is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority (corporate and other) to carry on its business as now conducted.

            () The execution, delivery and performance by such Member of this LLC Agreement, and consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of such Member. This LLC Agreement is being duly and validly executed and delivered by such Member and constitutes a valid and binding agreement of such Member, enforceable against such Member in accordance with its terms.

            () The execution, delivery and performance of this LLC Agreement by such Member will not (x) result in a breach or violation of, conflict with, or constitute a default under such Member's organizational documents, or any material law or regulation or any material judgment, agreement or instrument to which such Member is a party or by which such Member or any of its properties are bound, or (y) result in the creation or imposition of any Lien on any asset of such Member.

            () No consent, approval, authorization, order, license, registration or qualification of or with any court or governmental agency or body is required for the entry of such Member into this LLC Agreement or performance of its obligations hereunder.

            () There is no action, suit or proceeding pending against, or, to the best knowledge of such Member, threatened against, or affecting, such Member before any court or arbitrator or any governmental body, agency or official, which in any manner involves this LLC Agreement or any transaction contemplated hereby or thereby.

SECTION .0. Additional Contributions. The Members are not required to make any additional capital contribution to the Company. The provisions of this LLC Agreement, including this Section 3.02, are intended solely to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this LLC Agreement) and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this LLC Agreement.
SECTION .0. Allocation of Profits and Losses. () If any income, gain, deduction, loss or credit is imputed to the Company for any income or franchise tax purposes in respect of a license, or other use, of the Food Trademarks and/or the Program Information to or by a Member (or an Affiliate of a Member), such imputed income or gain shall be allocated to the Member that is licensing or using (or whose Affiliate is licensing or using) the Food Trademark and/or Program Information in respect of which such income, gain, deduction, loss or credit is imputed.
      () Notwithstanding anything to the contrary in Section 3.03(a), if a Member pays, directly or indirectly, any costs or expenses of the Company, or contributes cash or other property to the Company in order to allow it to pay such costs or expenses, the amount of such costs or expenses shall be allocated to the Member who paid, or who provided or contributed the funds for the payment of, such costs or expenses.

      () Any other income, gains, losses, deductions and credits of the Company that is not allocated to a Member pursuant to Section 3.03(a) or (b) above or
Section 3.03(d) below) shall be allocated to the Members, in accordance with their respective interests in the Company.

      () Notwithstanding anything to the contrary in this Section 3.03, any portion of any income, gain, loss or deduction with respect to property contributed to the Company by a Member shall be allocated among the Members in accordance with Internal Revenue Code Section 704(c) and any applicable Treasury Regulations thereunder so as to take into account the variation, if any, between the adjusted tax basis of the property to the Company and its fair market value at the time of the contribution, provided however that allocations to Members under this subsection shall not offset the respective ownership interests of the Members.

SECTION .0. Costs. () The parties shall reimburse the Company for its costs of operations. The parties agree to the following allocation of costs:
            () Administrative costs are the costs and expenses of the Administrative Manager and related costs of administration of the LLC Agreement. Such costs shall be paid equally by the Members, except that if ProMark is the Administrative Manager during the period, Weight Watchers shall not be obligated to pay more than a maximum payment to be phased in over 5 years as follows.

                        Year 1 US$2,500
                        Year 2 US$5,000
                        Year 3 US$7,500
                        Year 4 US$10,000
                        Year 5 US$12,500.

            () Weight Watchers, at Weight Watchers' option, may use ProMark as its Quality Control Manager. If Weight Watchers so elects to utilize ProMark as its Quality Control Manager, then administrative costs in combination with the procurement by Weight Watchers of quality control services from ProMark under this LLC Agreement shall be payable equally by the Members, except that Weight Watchers shall not be obligated to pay more than a maximum annual payment to be phased in as follows:

                        Year 1 US$20,000
                        Year 2 US$40,000
                        Year 3 US$60,000

                        Year 4 US$80,000
                        Year 5 US$100,000.

            () Maintenance costs shall be those costs to renew and/or file use registrations for the Food Trademarks hereunder. Maintenance costs (with the exception of maintenance costs for newly initiated registrations, which shall be paid by the party requesting such registrations) shall be shared equally by Heinz and Weight Watchers. Heinz currently estimates, but does not warrant, that such Maintenance costs will be approximately US$30,000 per year. Costs to maintain the Custodial Trademarks shall be paid for as may be agreed to by Heinz and Weight Watchers. The costs to transfer and assign the Formation Trademarks to the Company in accordance with Section 3.01(a)(i), and to transfer and assign any Custodial Trademarks to the Company at any time, shall be paid and borne entirely by Heinz and shall not be subject to sharing with Weight Watchers.

            () The parties agree that the foregoing estimated payments will be reviewed by the Members and the Administrative Manager eighteen (18) months following the Effective Date and yearly thereafter. If the Members and the Administrative and/or Quality Control Managers are unable to agree on their respecting compensation, the Administrative and/or Quality Control Managers for the following year may resign at such time.

            (v) If and to the extent any payment of costs to be made by Weight Watchers in this Section 3.04 does not constitute full reimbursement of the Company for the costs of the Company outlined in this Section 3.04, then any such additional costs of the Company shall be paid by Heinz during the first 5 years of this Agreement.

      () For the years subsequent to the first five years after the Effective Date, the maximum payment amounts of Weight Watchers stated in subparts (i) and
(ii) of Section 3.04(a) shall automatically increase each year by a percentage equal to the increase or decrease in the U.S. consumer products index for the previous twelve month period.

      () The costs of any Food Trademark or Custodial Trademark enforcement matter shall be borne by the Member requesting such enforcement. Enforcement includes requiring the Company to initiate legal proceedings and any costs of settlement. Where such enforcement is requested by both Members, such costs shall be shared equally.

                                     ARTICLE

                           BOOKS, RECORDS AND REPORTS

      SECTION .0. Books and Records. The Company shall keep or cause to be kept complete and accurate books of account and records with respect to the Company's business. The Members and their duly authorized representatives shall have the right to examine the Company's books, records and documents during normal business hours. The Company, and the Managers on behalf of the Company, shall not have the right to keep confidential from the Members any information that the Managers would otherwise be permitted to keep confidential from the Members pursuant to Section 18-305(c) of the Act. The Company's books of account shall be kept using the method of accounting determined by the owners of a majority of the ownership interests in the Company; in the absence of agreement by the Members with respect thereto, the Managers shall decide based on the best interests of the Company. Any Member may, at its own expense, cause an audit to be conducted of the Company books and records by an independent public accounting firm selected by it.

SECTION .0. Reports. () For each fiscal quarter and for each fiscal year, the Administrative Manager shall cause to be prepared a report setting forth as of the end of such fiscal quarter or such fiscal year, as the case may be:

            () a balance sheet of the Company;

            () an income statement of the Company; and

            () a report of the affairs of the Company regarding its activities and expenses in the preceding period, including registrations, renewals, prosecution, enforcement, quality control and general administrative matters.

      () The Administrative Manager shall, after the end of each fiscal year, which shall correspond to the fiscal calendar then employed by Weight Watchers, cause the preparation of and shall transmit to the Members or their assignees such tax information as may be reasonably necessary to enable the Members or their assignees to prepare all federal, state and local income tax returns relating to such fiscal year.

      SECTION .0. Tax Matters. Weight Watchers shall be the "Tax Matters Partner" under Internal Revenue Code Section 6231(a)(7). Weight Watchers shall not take any action in respect of any tax matter, including making any election, without the prior written consent of all Members. The Members shall cooperate with each other with respect to any proposed assessment or other proceedings brought by the Internal Revenue Service against the Company.

SECTION .0. Tax Returns and Other Elections. The Administrative Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Internal Revenue Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year. Any election permitted to be made by the Company under federal or state laws shall be made only with the prior written consent of all Members.

                                     ARTICLE

                         EXCULPATION AND INDEMNIFICATION

SECTION .0. Exculpation and Indemnification. () No Officer or Manager of the Company (collectively, the "Covered Persons") shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this LLC Agreement, except that such limitation shall not limit the liability, if any, of a Covered Person to the Company or the Members for any such loss, damage or claim to the extent incurred by reason of such Covered Person's gross negligence or willful misconduct.

      () To the fullest extent permitted by applicable law, the Company hereby indemnifies each Covered Person for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this LLC Agreement, except that no Covered Person shall be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person's gross negligence or willful misconduct with respect to such acts or omissions.

      () To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 5.01.

      () A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who, if selected by the Covered Person, has been selected with reasonable care.

      () To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, a Covered Person acting under this LLC Agreement shall not be liable to the Company or to the Members for its good faith reliance on the provisions of this LLC Agreement or any approval or authorization granted by the Company or the Members. To the extent that the provisions of this LLC Agreement restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, such provisions are agreed by the Members to replace such other duties and liabilities of such Covered Person.

      () The foregoing provisions of this Section 5.01 shall survive any termination of this LLC Agreement.

                                     ARTICLE

                        ALIENATION OF MEMBERSHIP INTEREST

SECTION .0. Assignments. Any Member can sell, assign or transfer its entire membership interest, but not any partial interest therein, under this LLC Agreement without the consent of any other Member (i) to an Affiliate or (ii) in the event of a sale by the Member of substantially all of the assets to which the Member's use of the Food Trademarks relates, provided that (x) the Affiliate, buyer, assignee or transferee agrees in writing to be bound to all of the terms of this LLC Agreement and (y) that the transferring Member's license with the Company is simultaneously assigned to the Affiliate, buyer, assignee or transferee of the transferring Member's interest. Except as specified in this provision, no sale, assignment or transfer of all or any portion of a Member's interest shall be made without the written consent of all other Members, and any purported sale, transfer or assignment made in violation of this provision shall be null and void. This LLC Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Members and their respective successors and assigns. For the avoidance of doubt, it is expressly understood and agreed that a change in control of either party by means of an acquisition of a controlling interest in the ownership of stock, or the issuance of a majority of shares to the public, shall not, standing alone, constitute an event requiring the other party's consent pursuant to this provision.

SECTION .0. Resignation or Retirement. No Member may resign as Member, except by transferring its membership interest in the Company pursuant to Section 6.01. Neither the bankruptcy nor dissolution of a Member nor any other event or circumstance referenced in Section 18-304 of the Act shall cause the Member to cease to be a member of the Company.

SECTION .0. Admission of Additional Members. Except with the prior written concurrence of the owners of one hundred percent (100%) of the membership interests in the Company, no additional Members of the Company may be admitted to the Company.

                                     ARTICLE

                                   DISSOLUTION

SECTION .0. Dissolution. () The Company shall not be dissolved, nor shall its affairs be wound up, upon the occurrence of any of the retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company, unless within 90 days following the occurrence of any such event, and subject to Section 2.04(a), all of the Members agree in writing to dissolve the Company (as contemplated in Section 18-801(b) of the Act).

      () The Company shall be dissolved and its affairs shall be wound up upon the entry of a decree of judicial dissolution under Section 18-802 of the Act.

      () In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

      () The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this LLC Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

SECTION .0. Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this LLC

Agreement, to the fullest extent permitted by law, the Members hereby irrevocably waive any right or power that the Members might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Members shall not have any interest in any specific assets of the Company, and the Members shall not have the status of a creditor with respect to any distribution. The interest of the Members in the Company is personal property.

SECTION .0. Benefits of Agreement; No Third-party Rights. None of the provisions of this LLC Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Members. Nothing in this LLC Agreement shall be deemed to create any right in any Person not a party hereto, and this LLC Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any such Person.

SECTION .0. Severability of Provisions. Each provision of this LLC Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, those portions of this LLC Agreement which are valid, enforceable and legal shall remain in force and operation as among the parties and this LLC Agreement shall be construed, so far as possible, in such a manner as would give effect to the original intention of the parties in entering into the LLC Agreement notwithstanding the invalidity, unenforceability or illegality of one or more of its provisions.

SECTION .0. Entire Agreement. This LLC Agreement constitutes the entire agreement of the Members and the Company with respect to the formation, governance and conduct of the Company.

SECTION .0. Binding Agreement. Notwithstanding any other provision of this LLC Agreement, the Members agree that this LLC Agreement constitutes a legal, valid and binding agreement of the Members.

SECTION .0. Governing Law. This LLC Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

SECTION .0. Notices. Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by facsimile or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 1.03; (b) in the case of the Members, to such Member at its address in Section 1.06; and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

SECTION .0. Effectiveness. Pursuant to Section 18-201(d) of the Act, this LLC Agreement shall be effective as of the time of the filing of the Certificate of Formation in the Office of the Delaware Secretary of State on September 15, 1999.

SECTION .. Rules of Construction. Definitions in this LLC Agreement (including
Section 1.01) apply equally to both the singular and plural forms of the defined terms. The words "include" and "including" shall be deemed to be followed by the phrase "without limitation." The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this LLC Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this LLC Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this LLC Agreement.

SECTION .. Execution by Company. The parties hereto hereby acknowledge and agree that the Company will become a party to this LLC Agreement by execution of a copy hereof by the Administrative Manager on behalf of the Company and, in connection therewith, the Company shall have the right to enforce the terms of this LLC Agreement.

SECTION .. Counterparts. This LLC Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this LLC Agreement and all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of September __, 1999.
                        H.J. HEINZ COMPANY

                        By:
                           Name:  Mitchell A. Ring
                           Title: Vice President, Business Development

                        WEIGHT WATCHERS INTERNATIONAL, INC.

                        By:
                           Name:  Robert W. Hollweg
                           Title: Vice President, General Counsel

      In accordance with Section 7.11 of this LLC Agreement, WW Foods, LLC hereby executes this LLC Agreement for the purpose of becoming a party hereto and agreeing to perform its obligations and duties hereunder and becoming entitled to enjoy its rights and benefits hereunder.

                        WW Foods, LLC

                        By:
                        Name:  Mark V. Matera
                        Title: Vice President